                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                       Service Corporation International
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
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   (1)  Title of each class of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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

                       SERVICE CORPORATION INTERNATIONAL
                      1929 ALLEN PARKWAY, P.O. BOX 130548
                           HOUSTON, TEXAS 77219-0548

                             ---------------------

                              PROXY STATEMENT AND
                              2001 ANNUAL MEETING
                                     NOTICE

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 2001

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Service Corporation International will be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas 77090, on Thursday, May 10, 2001, at 10:00 a.m., Houston time, for the following purposes:

          (1) To elect three directors as members of the class of directors to serve until the third succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified;

          (2) To consider and act on a proposal to approve the 2001 Stock Plan for Non-Employee Directors;

          (3) To consider and act on a proposal to approve the Director Fee Plan; and

          (4) To act on such other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

     The transfer books of the Company will not be closed, but only holders of Common Stock of record at the close of business on March 22, 2001 will be entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding stock entitled to vote is required for a quorum.

     Management sincerely desires your presence at the Annual Meeting. However, so that we may be sure that your vote will be included, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors,

                                            James M. Shelger, Secretary

Houston, Texas
April 13, 2001

                                PROXY STATEMENT

                       SERVICE CORPORATION INTERNATIONAL
         1929 Allen Parkway, P.O. Box 130548 Houston, Texas 77219-0548

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Service Corporation International, a Texas corporation ("SCI" or the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas 77090, on Thursday, May 10, 2001, at 10:00 a.m., Houston time, and at any recess or adjournments thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 13, 2001. A copy of the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2000, including the consolidated financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting.

     At March 22, 2001, the Company had outstanding and entitled to vote 278,001,053 shares of Common Stock, $1.00 par value ("Common Stock"). The holders of Common Stock will be entitled to one vote per share on each matter considered (cumulative voting is not permitted). A majority of the votes entitled to be cast must be represented at the Annual Meeting, in person or by proxy, for a quorum to be present for the transaction of business. Only shareholders of record at the close of business on March 22, 2001 will be entitled to vote at the Annual Meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for (a) the election of directors, (b) the approval of the 2001 Stock Plan for Non-Employee Directors, (c) the approval of the Director Fee Plan, and (d) the approval of such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to its voting by a later dated proxy or by written notice of revocation filed with the Secretary of the Company. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person.

     In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are directors to be elected. Abstentions are counted toward the calculation of a quorum. An abstention has the same effect as a vote against the proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not count toward a quorum as to that matter.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each with staggered terms of three years. Three directors whose terms expire at this Annual Meeting have been renominated for three-year terms expiring at the 2004 Annual Meeting of Shareholders. The terms of office of the directors in the other two classes expire at the Annual Meetings of Shareholders to be held in 2002 and 2003.

     The enclosed proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided below.

     Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board.

     With respect to the class of directors whose terms expire at the 2002 Annual Meeting, there is presently a vacancy. The vacancy has not been filled by the Board of Directors although it may be filled in the future. Proxies cannot be voted on the election of directors for a greater number of persons than three, which is the number of nominees named herein.

     The following table sets forth, as to each nominee for election and each director whose term will continue, such person's name and age, the committees on which such person serves, the person's current principal occupation and the year in which such person was first elected a director of the Company.

               DIRECTOR                                                                DIRECTOR
                 NAME                               PRINCIPAL OCCUPATION                SINCE     AGE
               --------                             --------------------               --------   ---
DIRECTOR NOMINEES FOR TERMS EXPIRING AT THE 2004 ANNUAL MEETING:
B. D. Hunter(1)(5)(6)..................  Vice Chairman of the Company, Chairman of       1986     71
                                         the Board of Huntco, Inc. (intermediate
                                         steel processor)
John W. Mecom, Jr.(2)..................  Chairman of the Board of The John W. Mecom      1983     61
                                         Co. (personal and family investments)
Victor L. Lund(1)(3)...................  Vice Chairman of the Board of Albertson's,      2000     53
                                         Inc. (supermarket company)
DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING:
Jack Finkelstein(1)(3)(4)..............  Personal and family trust investments           1965     73
James H. Greer(2)......................  Chairman of the Board of Shelton W. Greer       1978     74
                                         Co., Inc. (engineering, manufacturing,
                                         fabrication and installation of building
                                         specialty products)
Clifton H. Morris, Jr.(1)(3)(4)........  Chairman of the Board of AmeriCredit Corp.      1990     65
                                         (financing of automotive vehicles)
W. Blair Waltrip(1)(4).................  Independent consultant, family and trust        1986     46
                                         investments
DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING:
Anthony L. Coelho(1)(2)................  Independent business consultant                 1991     58
A. J. Foyt, Jr. .......................  President of A. J. Foyt Enterprises, Inc.       1974     66
                                         (designer, manufacturer and exhibitor of
                                         high-speed engines and racing vehicles and
                                         marketer of automotive vehicles)
E. H. Thornton, Jr.(1)(2)(3)...........  Attorney with Thornton & Burnett, Attorneys     1962     91
                                         at Law
R. L. Waltrip(1)(4)(5)(6)..............  Chairman of the Board and Chief Executive       1962     70
                                         Officer of the Company
Edward E. Williams(1)(3)(4)(6).........  Henry Gardiner Symonds Professor and            1991     55
                                         Director of the Entrepreneurship Program at
                                         the Jesse H. Jones Graduate School of
                                         Management at Rice University

---------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Investment Committee

(5) Member of Directors Stock Committee

(6) Member of 1996 Nonqualified Incentive Plan Stock Option Committee

     Each director has been engaged in his current principal occupation set forth in the table during the last five years except as indicated below. Also set forth below are certain other directorships held by directors.

     Anthony L. Coelho served as the general chairman of the presidential campaign of former Vice President Al Gore from October 1999 until June 2000. From September 1997 to July 1999, Mr. Coelho was a consultant to Telecommunications, Inc. From July 1995 to November 1997, Mr. Coelho served as Chairman and Chief Executive Officer of Coelho Associates, L.L.C. (investment consulting and brokerage firm) and served from October 1995 to September 1997 as Chairman and Chief Executive Officer of ETC w/tci (training and communication firm). Mr. Coelho is a member of the Board of Directors of Cyberonics, Inc., Cadiz, Inc. and MangoSoft, Inc.

     James H. Greer is a member of the Board of Directors of AmeriCredit Corp.

     B. D. Hunter is a member of the Board of Directors of Cash America International, Inc.

     Victor L. Lund has served as Vice Chairman of the Board of Albertsons, Inc. since June 1999. Prior thereto, Mr. Lund served 22 years at American Stores Company in various positions, including Chairman of the Board and Chief Executive Officer. Mr. Lund is a member of the Board of Directors of Borders Group.

     Clifton H. Morris, Jr. is a member of the Board of Directors of Cash America International, Inc.

     W. Blair Waltrip served as an Executive Vice President of the Company for more than five years until January 2000. He is a member of the Board of Directors of Pinnacle Global Group Inc. Mr. W. Blair Waltrip is the son of Mr.
R. L. Waltrip.

     Edward E. Williams is a member of the Board of Directors of Equus II Incorporated.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during 2000. Standing committees of the Board include the Executive Committee, Audit Committee, Compensation Committee, Investment Committee, Directors Stock Committee and 1996 Nonqualified Incentive Plan Stock Option Committee.

     The Executive Committee has authority to exercise many of the powers of the Board between Board meetings, including selection on its own motion of nominees for election to the Board. The Executive Committee held ten meetings during 2000.

     The primary function of the Audit Committee is to review the scope and results of audits by the Company's independent accountants and internal auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of all accounting and financial services. During 2000, the Audit Committee held four meetings.

     The Compensation Committee, which has the general duty to review and approve compensation for officers, including the granting of bonuses and the administration of the Company's stock and stock option plans, held two meetings during 2000.

     The Investment Committee's primary functions are to establish overall guidelines and review the transactions in the investment portfolios of independent trusts which hold funds collected by the Company and required to be held in trust under various state laws. During 2000, the Investment Committee held four meetings.

     The Directors Stock Committee administers the 1995 Stock Plan For Non-Employee Directors. The 1996 Nonqualified Incentive Plan Stock Option Committee administers the 1996 Nonqualified Incentive Plan. These committees did not hold any meetings in 2000.

     During 2000, each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served.

       PROPOSAL TO APPROVE THE 2001 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     The Board of Directors has adopted, subject to approval by shareholders, the Service Corporation International 2001 Stock Plan for Non-Employee Directors (the "Stock Plan"). Approval of the proposed Stock Plan will require the affirmative vote of a majority in interest of the holders of all the Company's securities voting thereon. The Stock Plan will replace the 1995 Stock Plan for Non-Employee Directors which expired after the Company's 2000 Annual Meeting of Shareholders. The Stock Plan provides for the grant of awards on the second Thursday in May of each year to directors and directors emeritus who are not employees of the Company or its subsidiaries (11 persons at present) of restricted shares in such amounts as determined by the Board of Directors, which amount shall not exceed 15,000 shares per director in any year. The Stock Plan covers up to an aggregate of 700,000 shares of Common Stock. The purpose of the Stock Plan is to provide a means through which the Company may attract able persons who are not employees to serve as directors of the Company and to provide a means whereby those non-employee directors and directors emeritus whose present and potential contributions to the welfare of the Company are essential, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to serve as directors and directors emeritus. The Board of Directors recommends that shareholders vote in favor of adopting the Stock Plan. The following summary description of the Stock Plan is qualified in its entirety by reference to the full text of the Stock Plan, which is attached to this Proxy Statement as Annex A.

AWARDS UNDER THE STOCK PLAN

     If approved by the shareholders, the Stock Plan shall, from 2001 to 2005 inclusive, allow the Board of Directors to provide annual awards of restricted Common Stock to each director who is serving on the Board and to each director emeritus at the time of such award and who is not also an employee of the Company or its subsidiaries. No consideration is paid by a participant upon award of restricted Common Stock. Each award will be made on the second Thursday of May for an amount of shares as determined by the Board of Directors. Each award will have a restriction period which will lapse on the second Thursday in May of the year following the year the award is granted. If the director or director emeritus terminates service as a director or director emeritus for any reason other than disability or death prior to the lapse of the restriction period, the restricted shares shall be forfeited. The restrictions shall lapse upon the occurrence of death or total and permanent disability of the participant. While the restrictions are in effect, the shares cannot be sold, pledged or transferred. Except for the restrictions described above, a participant in the Stock Plan who has been awarded shares of restricted Common Stock has all the rights of a holder of Common Stock, including the right to receive dividends paid on such shares and the right to vote such shares.

     The Stock Plan will be administered by the Board of Directors. The Board will be authorized to interpret the Stock Plan but will have no discretion with respect to the timing of such awards. The Board may suspend or terminate the Stock Plan or revise or amend it at any time.

     Each recipient of an award of restricted stock must enter into an agreement with the Company that sets forth the terms and conditions of such award and such other matters as the Board of Directors may determine, including compliance with applicable securities laws. Each certificate for the shares of the Common Stock issued under the Stock Plan as restricted stock will be registered in the name of the participant, and such certificate, together with a stock power endorsed in blank, will be deposited with the Company. Each such certificate will be released upon the conclusion of the period during which the restrictions are effective.

OTHER PROVISIONS

     The Stock Plan provides that the number of shares subject thereto is subject to equitable adjustment in the event of stock dividends, stock splits, or other capital readjustments before delivery by the Company of all shares subject to the Stock Plan.

     The Stock Plan provides that, in the event a "Stock Plan Change of Control" (as hereinafter defined) occurs, then the restrictions imposed with respect to all shares of restricted Common Stock held by the participants will terminate. "Stock Plan Change of Control" shall be deemed to have occurred in the event (1) a change in the ownership of Common Stock occurs where a corporation, person or group acting in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), holds or acquires beneficial ownership of more than 20% of outstanding shares of Common Stock within the meaning of Rule 13d-3 promulgated under the Exchange Act and after having been advised that such ownership level has been reached, the Board of Directors does not, within 90 days, adopt a resolution specifically approving that level of Common Stock by such person, or (2) during any consecutive twelve-month period, a change in one-third of the members of the Board of Directors occurs.

FEDERAL TAX CONSEQUENCES

     A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Upon expiration of the forfeiture restrictions, the participant will realize ordinary income in an amount equal to the fair market value of the shares at such time, and the Company will be entitled to a corresponding deduction. Dividends paid to the participant during the restriction period will also be compensation income to the participant and deductible as such by the Company. A participant who has been granted a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares at that time, in which case (1) the Company will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the participant during the restriction period will be taxable as dividends to him and not deductible by the Company, and (3) there will be no further Federal income tax consequences when the forfeiture restrictions lapse. When a restricted stock award is made, the value of the shares at the date of grant will be charged against corporate earnings pro rata over the period of the forfeiture restrictions. If the participant does not elect to be taxed on the grant of his restricted stock award, a tax deduction by the Company at the expiration of the period of the forfeiture restrictions would be greater than the amount charged to earnings if the price of the Common Stock has increased and less if the price has declined.

OTHER INFORMATION

     Since the amount of shares subject to awards is determined by the Board of Directors at the time of the restricted stock award, it is not possible to set forth the benefits that will be received in 2001 or the benefits that would have been received in 2000.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE ADOPTION OF THE 2001 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS.

                   PROPOSAL TO APPROVE THE DIRECTOR FEE PLAN

     The Board of Directors has adopted the Service Corporation International Director Fee Plan (the "Fee Plan"). Approval of the proposed Fee Plan will require the affirmative vote of a majority in interest of the holders of all the Company's securities voting thereon. Consistent with the Company's goal of conserving cash, the Fee Plan provides for the payment of directors' quarterly fees to directors and directors emeritus in shares of Common Stock or deferred Common Stock equivalents instead of cash. The total number of shares of Common Stock under the Fee Plan is 700,000. The purpose of the Fee Plan is to enable the Company to pay part of the compensation of its directors in shares of its Common Stock. The Board of Directors recommends that shareholders vote in favor of adopting the Fee Plan. The following summary description of the Fee Plan is qualified in its entirety by reference to the full text of the Fee Plan, which is attached to this Proxy Statement as Annex B.

PAYMENTS UNDER THE FEE PLAN

     The Fee Plan shall, from the first payment date in 2001, provide the mechanism by which each director or director emeritus of the Board receives annual retainer and meeting fees for attendance at Board and committee meetings. The amount of annual retainer and meeting fees will be established from time to time by the Board of Directors.

     The Fee Plan provides that the fee for attendance at each regular Board or committee meeting will be paid in cash on the date of such Board or committee meeting. The fee for attendance at each special Board or committee meetings will be paid in cash as soon as reasonably practicable after the special Board or committee meeting.

     The annual retainer fee will be paid on the first business day following the annual shareholders meeting. The annual retainer fee will be paid in the form of, at the election of each director, shares of Common Stock or deferred stock units ("Units"). Each payment of Common Stock or Units will be fully vested and the value of such Common Stock or Units will be equal to four quarterly retainer fees. Prior to April 1 of any year, each director shall elect to have payment of annual retainer fees made in shares of Common Stock or Units. The Fee Plan provides that a director's failure to elect a deferral of the annual retainer fees in any year will result in the annual retainer fees being paid in shares of Common Stock in that year. The number of shares of Common Stock to be issued to each director will be determined by dividing the amount of the annual retainer fee by the fair market value on the payment date.

     If a director elects to receive payment of annual retainer fees in Units, an account or accounts will be established with the Company in the name of the director. The director's account will be credited with the hypothetical number of Units. As of each of the Company's cash dividend payment dates, each director's account will be credited with the number of shares of Common Stock that could be purchased with an amount equal to the cash dividends that would be payable on the number of shares of Common Stock that equals the number of Units in the director's account. The number of Units in a director's account will also be adjusted by the Board in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company.

DISTRIBUTION OF A DIRECTOR'S ACCOUNT

     Distribution of a director's account to a director is intended to begin after termination of service as a director, whether through retirement or otherwise, unless a director has indicated a specified date for distribution to occur. If a director has selected the distribution of the director's account to begin after termination of service as a director, distributions will commence on June 15 following termination of service. In each annual election, a director shall elect the manner of distributions from his account, which election shall be either (1) in a single lump sum payment or (2) in approximately equal annual installments over a period of 10 years.

OTHER PROVISIONS

     A director will not be deemed for any purpose to be, or have any rights as, a stockholder of the Company with respect to any Common Stock issued under the Fee Plan until the director has become the holder of record of such Common Stock.

     The Fee Plan provides that the number of shares subject thereto are subject to equitable adjustment in the event of stock dividends, stock splits, or other capital readjustments.

     The Fee Plan will be administered by the Board of Directors. The Board has the full power and authority to construe, interpret and administer the Fee Plan. The Board of Directors may terminate the Fee Plan or amend it at any time.

FEDERAL TAX CONSEQUENCES

  Current Cash Payment

     A director will recognize ordinary income equal to the amount of fees received in cash during a calendar year for attendance at Board and committee meetings.

  Current Stock Election

     A director who elects to receive current payment of director fees in Common Stock should recognize ordinary income upon receipt of the Common Stock in an amount equal to the fair market value of the shares received on the date of receipt. Upon disposition of any shares acquired under the Fee Plan, a director will recognize capital gain or loss, which will be long-term or short-term depending upon whether or not the director held such shares for more than one year, equal to the difference between the amount realized upon the disposition and the director's basis in the shares.

  Deferred Stock Election

     A director who elects to receive deferred payment of director fees in Common Stock should recognize ordinary income only upon actual receipt of the Common Stock on distribution from the director's account. Any additional shares credited to a director's account when dividends are paid on the Common Stock should also not be recognized as income by the director until actually received by the director on distribution from the account. The amount of income to be recognized by a director upon actual receipt of Common Stock is equal to the fair market value of the shares received on the date of receipt. Upon disposition of any shares acquired under the Fee Plan, a director will recognize capital gain or loss, which will be long-term or short-term depending upon whether or not the director held such shares for more than one year, equal to the difference between the amount realized upon the disposition and the director's basis in the shares.

  The Company

     The Company will be entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the director, at the same time the director is required to recognize the ordinary income.

OTHER INFORMATION

     Based on the current annual retainer fees as established by the Board of Directors, in lieu of cash retainer fees, each director will receive $21,000 in shares of Common Stock in 2001 as follows:

                       SERVICE CORPORATION INTERNATIONAL
                               DIRECTOR FEE PLAN

NAME AND POSITION                                              DOLLAR VALUE(1)
-----------------                                              ---------------
R. L. Waltrip...............................................      $ 21,000
  Chairman and Chief Executive Officer
B. D. Hunter................................................      $ 21,000
  Vice Chairman
Non-Executive Director Group................................      $231,000

---------------

(1) The number of shares of Common Stock to be received in lieu of cash retainer fees will be determined by dividing the amount of the annual retainer fee by the fair market value on the payment date.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE ADOPTION OF THE DIRECTOR FEE PLAN.

                               PERFORMANCE GRAPH

     The following graph presents the Company's cumulative shareholder return over the period from December 31, 1995 to December 31, 2000. The Common Stock of the Company is compared to the S&P 500 Index, to a peer group index (formerly the S&P Miscellaneous Index) (the "Old Peer Group") and to a peer group selected in 2001 by the Company (the "New Peer Group"). The graph assumes $100 is invested on December 31, 1995 in the Common Stock of the Company, the S&P 500 Index, the Old Peer Group Index and the New Peer Group Index. Investment is weighted on the basis of market capitalization. Total return data assumes the reinvestment of dividends.

  The data source for the following graph is S&P Compustat Services.

                  COMPARISON OF CUMULATIVE SHAREHOLDER RETURN
                                   1995-2000

                                    [GRAPH]

      ---------------------------------------------------------------------------------------------------------------
                                 1995           1996           1997           1998           1999           2000
                            -------------- -------------- -------------- -------------- -------------- --------------
      ---------------------------------------------------------------------------------------------------------------
        SCI................     100.00         128.43         170.08         177.74          33.22           8.38
        S&P 500 Index......     100.00         122.96         163.98         210.85         255.21         231.98
        New Peer Group
           Index...........     100.00         199.04         165.73         177.27          80.52         107.02
        Old Peer Group
           Index...........     100.00         121.26         144.35         168.54         239.81         281.43
      ---------------------------------------------------------------------------------------------------------------

Old Peer Group companies are: Airtouch Communications Inc., American Greetings Corp., Corning Inc., The Dial Corporation, Harcourt General, Inc., Harris Corporation, Jostens Inc., Minnesota Mining & Manufacturing Co., Pioneer Hi-Bred International, TRW Inc., Viad Corp., and Whitman Corporation. These companies are the same companies that previously made up the S&P Miscellaneous Index, with the addition of Viad Corp. The Dial Corporation split into two companies (The Dial Corporation and Viad Corp.) in 1996, so Viad Corp. has been added to the group. Standard & Poor's discontinued its S&P Miscellaneous Index after 1995. Information concerning the Old Peer Group will not be presented in future proxy statements.

The New Peer Group is comprised of Carriage Services Inc., Hillenbrand Industries, Inc., Matthews International Corp., Rock of Ages Corporation, Stewart Enterprises, Inc. and The York Group Inc. The New Peer Group was selected in good faith by the Company based upon similarities in the nature of the businesses of the companies included in the New Peer Group to the Company's business.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is a committee of outside directors chaired by Mr. E. H. Thornton, Jr. Other members are Messrs. Anthony L. Coelho, James H. Greer and John W. Mecom, Jr. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company, including long-term incentive arrangements. The Committee has ultimate responsibility for aligning the Company's total compensation programs with its business strategy and for assuring shareholders that pay delivery programs are effective, responsible and competitive when compared to similarly situated organizations. This Committee report documents the basis on which 2000 compensation determinations were made and further describes the components of officer compensation programs for the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company and the Committee that all compensation programs should (1) link pay and performance, and (2) attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives. The Company also focuses strongly on stock-based compensation, since this form of compensation provides the clearest link to enhanced shareholder value. From time to time, the Committee works with compensation consultants to assist with the design, implementation and communication of various compensation plans. These programs include base salaries, annual performance-based incentives and long-term incentives, all as further detailed below.

BASE SALARIES

     Base salaries for the Company's officers in 2000 were reviewed through comparisons with a group of 77 companies of similar size (as measured by revenues and level of earnings) across various industries (the "Comparison Group"). The competitive pay data is not drawn from the entire group of companies which comprise the S&P Miscellaneous Index (the Old Peer Group) or the New Peer Group reflected in the performance graph in this proxy statement since the Committee believes revenue size and earnings level comparisons are more appropriate criteria for establishing base salary and annual incentive compensation rates. There has been no attempt to tie together the performance graph companies and the Comparison Group although there is some overlap between the groups. The Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Committee, using its discretion, considers market base salary rates at the 75th percentile of salaries of the Comparison Group, and considers average annual salary increases for executives in companies of all sizes across the country, earnings per share growth, operating income growth, sales growth, and total shareholder return. The Committee also makes a subjective review of individual performance in making base salary decisions for officers. These criteria are assessed in a non-formula fashion and are not weighted. All of the officers shown in the summary compensation table (the "Named Executives") have or had employment agreements (see "Executive Employment Agreements" and "New Executive Employment Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, under the agreements, base salaries may not be decreased. In 2000, most Named Executives did not receive salary increases since the Company's performance was below expectations in the prior year. However, a base salary increase was provided to Mr. Pullins to reflect his increased responsibilities. The current base salary levels for Named Executives are, overall, below the Company's philosophy of targeting the 75th percentile of salaries of the Comparison Group. With respect to an item of compensation of an executive, the term "75th percentile" means a level of compensation which is greater than the compensation of peer executives at 75% of the companies in a survey or selected group of companies.

ANNUAL INCENTIVE COMPENSATION

     All of the Company's officers have a significant portion of their total compensation at risk through annual incentive opportunities that are linked to key financial and operational objectives for the Company on a consolidated basis. The objective of this policy is to focus the Named Executives on the attainment of objectives that the Committee believes are primary determinants of share price over time. For 2000, the two performance measures were operating free cash flow and earnings before interest, taxes, depreciation, and amortization ("EBITDA") to average total capital ratio. Each of these measures was weighted 50% of the total and was assessed relative to the Company's 2000 business plan. Performance targets on these measures were established by the Committee during the first quarter of 2000. Actual awards are proportionately decreased or increased on the basis of the Company's performance compared to target, subject to maximum award amounts. Target award levels for 2000 were set at approximately the 50th percentile of the Comparison Group.

     The Company's actual performance on the operating free cash flow measure was strongly above target, while the Company's performance on the EBITDA to average total capital ratio fell below target. As a result, actual bonuses for Named Executives were at target and below maximum. In furtherance of the Company's goal of conserving cash, the Committee determined to pay the bonuses 60% in Common Stock and 40% in cash for Named Executives. It was intended that the cash portion of the bonus would allow the officers to pay the tax on the total bonus without having to sell any of the bonus shares.

LONG-TERM INCENTIVE COMPENSATION

     In recent years, the Committee has placed significant emphasis on stock-based compensation for officers. Stock options were granted to the Named Executives and other officers in January and August 2000. The January grants were intended to represent a normal single-year option award reflecting the Company's philosophy of focusing strongly on stock-based compensation. The grants were established above the 75th percentile, but below the 90th percentile, of long-term incentive awards of the Comparison Group. These stock options were granted with exercise prices equal to 100% of the fair market value of the Common Stock on the grant date. The options vest at a rate of one-third per year and have an eight year term.

     By August 2000, virtually all outstanding stock options awarded to executives in the past were out-of-the-money. Consequently, the Company's ability to retain executives during a turnaround period was compromised. To address this issue and to provide tangible incentives to improve stock price, the Committee provided a second 2000 stock option award in August equal to 50% of the number of shares awarded to executives in January. This option award, when added to the value of the January award (with the value of the January award adjusted downward to reflect the Black-Scholes value of these awards given the August 2000 share price), was targeted at the 50th percentile of the Comparison Group. The options were granted with exercise prices equal to 100% of the fair market value of the Common Stock on the grant date. The options vest at a rate of one-third per year and have an eight year term.

2000 CHIEF EXECUTIVE OFFICER PAY

     As described above, the Company manages its pay for all executives, including the Chief Executive Officer ("CEO"), considering both a pay-for-performance philosophy and market rates of compensation for each executive position. Specific actions taken by the Committee regarding the CEO's compensation are summarized below.

  Base Salary

     In 2000, Mr. R. L. Waltrip did not receive a base salary increase. The decision regarding Mr. Waltrip's base salary was determined on the same basis as salary increases for other officers.

  Annual Incentive Compensation

     The CEO's annual incentive for 2000 was $712,500, which was target established by the Committee. This award was determined using the same factors used to determine annual incentives for other Named Executives, as described above. Mr. Waltrip's target annual incentive was set at the 50th percentile of target annual incentives of the Comparison Group. As with other Named Executives, the award was paid 60% in Common Stock and 40% in cash.

  Long-Term Incentive Compensation

     The CEO received a grant of 800,000 stock options in January 2000 and 400,000 stock options in August 2000. These grants in total equal an annual grant above the 75th percentile but below the 90th percentile of the Comparison Group. These awards vest at a rate of one-third per year. These stock options have an eight year term and were granted with an exercise price equal to 100% of fair market value of the Common Stock on the grant date.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

     Subject to certain exceptions, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") prohibits publicly traded companies from receiving a tax deduction on compensation paid to named executive officers in excess of $1,000,000 annually. Although the Committee has not adopted a policy relating to OBRA, the Committee considers the OBRA restrictions when structuring compensation programs. However, the Committee believes that compensation is more important than tax deductibility in focusing management on its goal of increasing shareholder value.

                                            COMPENSATION COMMITTEE:

                                              E.H. Thornton, Jr., Chairman
                                              Anthony L. Coelho
                                              James H. Greer
                                              John W. Mecom, Jr.

           CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS

CASH COMPENSATION

     The following table sets forth information for the three years ended December 31, 2000 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------
                                                                                        LONG-TERM COMPENSATION
                                                                                --------------------------------------
                                               ANNUAL COMPENSATION                      AWARDS                PAYOUTS
----------------------------------------------------------------------------------------------------------------------
                                                                                RESTRICTED                   LONG-TERM
         NAME AND                                              OTHER ANNUAL       STOCK        STOCK         INCENTIVE
    PRINCIPAL POSITION       YEAR   SALARY(1)     BONUS(2)    COMPENSATION(3)     AWARD       OPTIONS         PAYOUTS
----------------------------------------------------------------------------------------------------------------------
 R. L. Waltrip               2000   $1,001,000   $  712,500     $  259,320       $      0     1,200,000      $      0
 Chairman and                1999      970,000            0        302,262              0     1,200,000             0
 Chief Executive Officer     1998      930,000            0        315,000              0       400,000             0
 B. D. Hunter(5)             2000      451,000      280,000         26,912              0       900,000             0
 Vice Chairman
 Jerald L. Pullins           2000      525,000      367,500         37,723              0       750,000             0
 President                   1999      445,000            0        120,365              0       300,000             0
 and Chief Operating
   Officer                   1998      400,000            0        117,400              0       105,000             0
 Jeffrey E. Curtiss(5)       2000      400,000      280,000         15,694              0       300,000             0
 Senior Vice President and
 Chief Financial Officer
 James M. Shelger            2000      350,000      245,000         32,072              0       225,000             0
 Senior Vice President,      1999      340,000            0         75,709              0       100,000             0
 General Counsel and         1998      322,500            0         41,892              0        55,000             0
 Secretary
----------------------------------------------------------------------------------------------------------------------

---------------------------  ---------------

---------------------------  ---------------

         NAME AND               ALL OTHER
    PRINCIPAL POSITION       COMPENSATION(4)
---------------------------  ---------------
 R. L. Waltrip                 $  244,309
 Chairman and                     249,267
 Chief Executive Officer          253,069
 B. D. Hunter(5)                    2,538
 Vice Chairman
 Jerald L. Pullins                 50,739
 President                         51,117
 and Chief Operating
   Officer                         51,251
 Jeffrey E. Curtiss(5)              5,135
 Senior Vice President and
 Chief Financial Officer
 James M. Shelger                  21,342
 Senior Vice President,            21,559
 General Counsel and               21,630
 Secretary
------------------------------------------------------------

(1) Salary includes director fees of $51,000 each for Messrs. R. L. Waltrip and
    B. D. Hunter for 2000.

(2) Bonuses for Named Executives for 2000 were paid 40% in cash and 60% in Common Stock. The Common Stock was valued at $3.745 per share, which was the fair market value when the shares were paid on February 14, 2001.

(3) Figures include executive perquisites and benefits, including, for 2000, $110,500 for Interest Reimbursement for Mr. R. L. Waltrip. For each of the other Named Executives, the aggregate of the executive's prerequisites and benefits in 2000 did not exceed the lesser of $50,000 or 10 percent of the total of the executive's annual salary and bonus. "Interest Reimbursement" means a payment to the individual as reimbursement of interest paid by him on the loan from the Company described in the fifth paragraph under "Certain Transactions."

(4) Consists of the following for 2000: $241,870 for split dollar life insurance and $2,439 for term life insurance for Mr. R. L. Waltrip; $2,538 for Company contributions to the Company's 401(k) plan for Mr. Hunter; $49,755 for split dollar life insurance and $984 for term life insurance for Mr. Pullins; $2,585 for term life insurance and $2,550 for Company contributions to the Company's 401(k) plan for Mr. Curtiss; and $20,881 for split dollar life insurance and $461 for term life insurance for Mr. Shelger.

(5) Messrs. Hunter and Curtiss joined the Company as officers in January 2000. Therefore, no remuneration for these officers is reported for prior years, although Mr. Hunter did receive compensation as a director in prior years.

STOCK OPTIONS

                             OPTION GRANTS IN 2000

                                              NUMBER OF    % OF TOTAL
                                              SCI SHARES    OPTIONS
                                              UNDERLYING   GRANTED TO   EXERCISE                 GRANT DATE
                                               OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION    PRESENT
             NAME                GRANT DATE   GRANTED(1)    IN 2000     SHARE(2)       DATE       VALUE(3)
             ----                ----------   ----------   ----------   ---------   ----------   ----------
R. L. Waltrip..................   01/12/00     800,000       10.98%      $6.6563    01/12/2008   $3,609,120
                                  08/09/00     400,000        5.49%      $2.3750    08/09/2008   $  613,960
B. D. Hunter...................   01/12/00     600,000        8.23%      $6.6563    01/12/2008   $2,706,840
                                  08/09/00     300,000        4.12%      $2.3750    08/09/2008   $  460,470
Jerald L. Pullins..............   01/12/00     500,000        6.86%      $6.6563    01/12/2008   $2,255,700
                                  08/09/00     250,000        3.43%      $2.3750    08/09/2008   $  383,725
Jeffrey E. Curtiss.............   01/12/00     200,000        2.74%      $6.6563    01/12/2008   $  902,280
                                  08/09/00     100,000        1.37%      $2.3750    08/09/2008   $  153,490
James M. Shelger...............   01/12/00     150,000        2.06%      $6.6563    01/12/2008   $  676,710
                                  08/09/00      75,000        1.03%      $2.3750    08/09/2008   $  115,118

---------------

(1) The stock options vest one-third on each anniversary of the grant date. Each option will also fully vest upon a change of control of the Company (as defined in the Amended 1996 Incentive Plan) or in certain circumstances involving termination of employment.

(2) The exercise price for all grants is the market price at the date of grant.

(3) The present value of the options is based on a present value model known as the "Black-Scholes option pricing model." The choice of such valuation method does not reflect any belief by the Company that such a method, or any other valuation method, can accurately assign a value to an option at the grant date. The assumptions used for valuing the 2000 grants are: volatility rate of 55.7%; annual dividend yield of 0%; turnover rate of 3%; and risk free interest rate of 6.9% (1-12-00 grant) and 6.1% (8-9-00 grant).

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 2000 OPTION
                                     VALUES

                                                         NUMBER OF SHARES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED                   DECEMBER 31, 2000             DECEMBER 31, 2000
                                 ON       VALUE     ---------------------------   ---------------------------
            NAME              EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              --------   --------   -----------   -------------   -----------   -------------
R. L. Waltrip...............     0          0        3,351,834      3,066,669          0              0
B. D. Hunter................     0          0          200,000        700,000          0              0
Jerald L. Pullins...........     0          0          736,665      1,324,835          0              0
Jeffrey E. Curtiss(1).......     0          0           66,666        233,334          0              0
James M. Shelger............     0          0          269,998        505,002          0              0

---------------

(1) The options reported above for Mr. Curtiss include an option for 100,000 shares that Mr. Curtiss transferred to trusts for the benefit of certain family members, of which options Mr. Curtiss disclaims beneficial ownership.

RETIREMENT PLANS

  SCI Cash Balance Plan

     The SCI Cash Balance Plan is a defined benefit plan. Each participant in the plan has an account which has been credited, each year that a participant qualifies, with a Company contribution (based on annual compensation and years of benefit service) and interest. The chart below is the percentage applied to total compensation for determining the Company contribution for each participant.

                                                               PERCENTAGE OF
YEARS OF BENEFIT SERVICE                                       COMPENSATION
------------------------                                       -------------
Less than six years.........................................        5.5%
Six to ten years............................................        6.5%
Eleven or more years........................................        8.0%

     The maximum compensation used in computing benefits under the SCI Cash Balance Plan for 2000 was $170,000. For 2000, interest for each account was credited at the annual rate of 5.35%.

     In 2000, the Company amended the SCI Cash Balance Plan effective January 1, 2001 such that the Company will not make any further contributions under the plan after 2000. Plan accounts will continue to accrue interest.

  Estimated Annual Benefits Payable at Age 65

                            NAME                               ANNUAL BENEFIT
                            ----                               --------------
R. L. Waltrip...............................................      $118,852(1)
B. D. Hunter................................................        28,884(2)
Jerald L. Pullins...........................................        26,672(3)
Jeffrey E. Curtiss..........................................           -0-
James M. Shelger............................................        50,007(3)

---------------

(1) Currently being paid.

(2) Mr. Hunter previously worked for SCI and is currently being paid a benefit in accordance with the terms of the plan in existence at the time the previous period of employment terminated.

(3) The estimated annual amount assumes no contributions being made to the plan after December 31, 2000 and assumes interest being credited only until age 65.

     Normal Retirement Age is defined in the SCI Cash Balance Plan as (1) the date upon which a member attains age 65 or (2) in the case of an employee who becomes a member of the SCI Cash Balance Plan after the age of 60, it will be the fifth anniversary of the date that such member became a participant.

     The predecessor plan, the SCI Pension Plan, was restated and renamed the SCI Cash Balance Plan effective October 1, 1993. The SCI Pension Plan, a defined benefit plan, assumed employment continued to a normal retirement date of age
65. The annuity provided by the SCI Pension Plan, payable for life with 120 monthly payments certain, would provide a monthly benefit computed as follows:
40% of final average monthly compensation for the highest five consecutive years multiplied by a fraction of which the numerator is the years of benefit service (not to exceed 30) and the denominator is 30.

     Employees at least age 60 years old with 10 years of benefit service on September 30, 1993 will receive the greater of the benefit they would have earned under the SCI Pension Plan or the benefit earned under the SCI Cash Balance Plan.

     The credited years of service under the SCI Cash Balance Plan as of December 31, 2000 for the following named individuals are as follows: R.L. Waltrip (44), B.D. Hunter (0), Jerald L. Pullins (18), Jeffrey E. Curtiss (0) and James M. Shelger (19).

  Supplemental Executive Retirement Plan for Senior Officers

     The Supplemental Executive Retirement Plan for Senior Officers ("SERP for Senior Officers") is a non-qualified plan which covers officers and subsidiary operating presidents, including the Named Executives. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan are set by the Compensation Committee from time to time. The Compensation Committee previously had set guidelines such that the annual benefits would generally equal a percentage (75% for the Chairman and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60. These guidelines will not be applied if the participant would have been entitled to higher benefits under the Compensation Committee's previous guidelines.

     In 2000, the Company amended the SERP for Senior Officers effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees shall become eligible to participate in the plan after 2000.

     Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

     The table below sets forth benefits for the Named Executives.

                 ANNUAL BENEFITS UNDER SERP FOR SENIOR OFFICERS

                                                                ESTIMATED ANNUAL
                                                                BENEFIT AT AGE 60
                                                               -------------------
R. L. Waltrip...............................................       $1,110,773(1)
B. D. Hunter................................................              -0-
Jerald L. Pullins...........................................          273,908
Jeffrey E. Curtiss..........................................           22,977
James M. Shelger............................................          143,235

---------------

(1) This is Mr. R. L. Waltrip's actual benefit which, pursuant to his election, is being paid in the form of monthly installments beginning January 1, 1995.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has executive employment agreements with Messrs. R. L. Waltrip, Pullins and Shelger. The agreements have an initial term of five years for Mr.
R. L. Waltrip, three years for Mr. Pullins and two years for Mr. Shelger. Upon annual authorization by the Compensation Committee of the Board of Directors, the terms of the agreements are extended for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Compensation Committee's decision to authorize renewal, the employment period is extended so as to terminate the same number of years after the date of such notice as the original term of the agreement. For 2000, the agreements were not renewed and will terminate when their respective terms expire on December 31 of 2004 for Mr. R. L. Waltrip, 2002 for Mr. Pullins and 2001 for Mr. Shelger.

     The agreements provide for base salaries, which may be increased (but not decreased) by the Compensation Committee, and the right to participate in bonus and other compensation and benefit arrangements. As of March 22, 2001, the base salaries for Messrs. R. L. Waltrip, Pullins and Shelger were $950,000, $525,000 and $350,000, respectively.

     In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive any accrued and unpaid salary or other compensation, a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years and continuation of welfare plan benefits. If an executive is terminated without cause or he voluntarily terminates for certain specified reasons generally relating to a failure by the Company to honor the terms of the employment agreement ("Good Reason"), he will be entitled to continuation of compensation and certain other benefits for the remaining term of his employment agreement. In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to terminate his employment for Good Reason, or without any reason during the 30-day period beginning one year after the change of control (the "Window Period"), and receive a lump-sum payment equal to (a) any accrued and unpaid salary or other compensation plus (b) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years plus (c) a multiple (equal to the number of years in the initial term) of both the executive's base salary and his highest recent bonus.

     Upon termination of his employment, each executive will be subject, at the Company's option, to a non-competition obligation for a period equal to the number of years in the executive's initial term (except for Mr. R. L. Waltrip, who has a 10-year non-competition obligation). If the Company elects to have the non-competition provisions apply, during the non-competition period the Company will make payments to the executive (other than Mr. R. L. Waltrip) at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment other than for Good Reason or during the Window Period, in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments. Any payments relating to the non-competition provisions will be reduced to the extent the executive has received a lump-sum payment in lieu of salary and bonus after termination of employment.

     If any payments under the executive employment agreements or under the benefit plans of the Company (including the SERP for Senior Officers, the 1993 Long-Term Incentive Stock Option Plan, the 1995 Incentive Equity Plan and the Amended 1996 Incentive Plan) would subject the executive to any excise tax under the Internal Revenue Code, the executive will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), the executive will be in the same after-tax position as if no excise tax had been imposed.

NEW EXECUTIVE EMPLOYMENT AGREEMENTS

     In the first quarter of 2001, the Company entered employment agreements with Messrs. B. D. Hunter and Jeffrey E. Curtiss and all executive officers (other than Messrs. Waltrip, Pullins and Shelger, whose agreements are described in the preceding section). These agreements have an initial term expiring December 31, 2001. Annually, the Company may extend the agreements for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company's decision to authorize renewal, the employment agreement will not be extended.

     These agreements provide for base salaries, which may be increased by the Company, and the right to participate in bonus and other compensation and benefit arrangements. As of March 22, 2001, the base salaries for Messrs. Hunter and Curtiss were $600,000 and $400,000, respectively.

     In the event of termination of employment due to disability, death, or termination by the Company without cause, the executive or his estate will be entitled to receive (i) his salary through the end of his employment term, and
(ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the bonus the executive would have received if he had remained an employee through his employment term ("Pro Rated Bonus"). In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to receive a lump-sum payment equal to the sum of two years salary plus a Pro Rated Bonus if, during the twelve months following the change of control, the executive terminates his employment without any reason or is terminated by the Company without cause.

     Upon termination of his employment, each executive will be subject, at the Company's option, to a non-competition obligation for a period of one year which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, during the non-competition period the Company will make payments to the executive at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twelve months after a change of control), in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments.

OTHER COMPENSATION

     Certain Named Executives and other officers participate in the Split Dollar Life Insurance Plan, under which they are owners of life insurance policies providing death benefits to three Named Executives as follows: $2,000,000 for Mr. R. L. Waltrip; $1,000,000 for Mr. Pullins; and $750,000 for Mr. Shelger. SCI advances the annual premium on each policy, with the executive paying income tax on the term cost of the death benefit. Each executive participant collaterally assigned an interest in the policy to SCI in an amount equal to its cumulative premiums paid. SCI will recover its cumulative premiums paid at the earlier of 15 years or death.

DIRECTOR COMPENSATION

     The current rates of directors' and committee fees are $5,250 quarterly plus $6,000 for each meeting of the Board attended (payable to all directors), and $1,500 for each committee meeting attended (payable to non-employee directors only). In the first quarter of 2001, the Company adopted the Director Fee Plan under which the quarterly fees ($5,250 per quarter) will be paid in Common Stock or deferred Common Stock equivalents in lieu of cash. Under the plan, the securities will be paid once a year on the day after the annual meeting of shareholders in an amount equal to four quarterly fees. The plan is described hereinabove under the caption "Proposal to Approve the Director Fee Plan."

     In addition, directors or directors emeritus who were not employees of the Company or its subsidiaries automatically received yearly awards of restricted Common Stock through 2000 pursuant to the 1995 Stock Plan For Non-Employee Directors. Each award was made on the second Thursday of May for an amount of 3,000 shares. Each award had a restriction period which will lapse on the second Thursday in May of the year following the year the award is granted. If the director terminates service as a director for any reason other than disability or death prior to the lapse of the restriction period, the restricted shares shall be forfeited. The restrictions shall lapse upon the occurrence of death or total and permanent disability of the director or upon a change of control of the Company (as defined in the plan). While the restrictions are in effect, the shares cannot be sold, pledged or transferred. Except for the restrictions described above, a participant in the plan who has been awarded shares of restricted Common Stock has all the rights of a holder of Common Stock, including the right to receive dividends paid on such shares and the right to vote such shares. In 2000, each of the ten directors who were not employees and the director emeritus received an award of 3,000 shares under the plan.

     The Company maintains a Retirement Plan for Non-Employee Directors. Under this plan, each of the directors (excluding Messrs. Lund and W. Blair Waltrip) who is not an employee of the Company, including the director emeritus, was designated as a plan participant. Mr. Hunter is a participant since he was a non-employee director prior to becoming an employee in January 2000. Under the plan, each participant will be entitled to receive annual retirement benefits of $42,500 for ten years, subject to a vesting schedule. The retirement benefits will vest in 25% increments at the end of five years, eight years, eleven years and fifteen years of credited service, except that the benefits will automatically vest 100% in the event of death while a director or in the event of a change in control of the Company (as defined in the plan). In 2000, the plan was amended effective January 1, 2001 such that only years of service prior to 2001 will be considered for vesting purposes.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 2000, the members of the Compensation Committee of the Board of Directors of the Company were Messrs. Anthony L. Coelho, James H. Greer, John W. Mecom, Jr. and E. H. Thornton, Jr. No member of the Compensation Committee was, during 2000, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company except for Mr. Coelho. Prior to becoming a member of the Compensation Committee, Mr. Coelho paid off in 2000 a mortgage loan from a Company lending subsidiary bearing interest at 7.20%, of which the largest balance in 2000 was $293,657.

                              CERTAIN TRANSACTIONS

     In January 1999, the Company acquired Equity Corporation International ("ECI") which leased funeral home property from Mr. John W. Morrow, Jr., former Executive Vice President North American Operations. The lease was extended in 1999, has a term ending August 2004 and may be extended by the Company for three additional terms of five years each. The lease provides for annual rentals equal to the higher of $90,000 or 8% of the funeral home's net sales. For 2000, the Company and ECI paid rentals of $90,000 to Mr. Morrow.

     For 2000, the Company paid $131,517 cash compensation, including benefits, and granted stock options for 8,000 shares of Common Stock to Robert E. Morrow, brother of John W. Morrow, Jr., in his capacity as an employee of the Company.

     For 2000, the Company paid $89,009 cash compensation and granted stock options for 2,500 shares of Common Stock to Kevin Mack in his capacity as an employee of the Company. Mr. Mack is the brother of Stephen M. Mack, Vice President Domestic Operations of the Company.

     In 2000, the Company paid $33,000 cash remuneration and awarded 3,000 restricted shares of Common Stock of the Company to Wanda A. McGee, mother of R.
L. Waltrip, in her capacity as director emeritus of the Company. Pursuant to a resolution adopted by the Board in 1983, Ms. McGee is entitled as director emeritus to receive such fees and other emoluments as may be paid or awarded to directors of the Company.

     In connection with grants of restricted stock under the Amended 1987 Stock Plan, on August 19, 1993 the Company made loans of $1,700,000 to Mr. R. L. Waltrip, $600,000 to Mr. W. Blair Waltrip and $525,000 to Mr. John W. Morrow, Jr. The loans were made to enable such persons to pay the estimated federal income taxes resulting from their receipt of the restricted stock grants. Each of the loans remained outstanding in 2000, is due August 10, 2003 and bears interest at 6 1/2% per annum, which interest is reimbursed by the Company (together with a tax gross-up payment equal to approximately 70% of the interest).

     At the date of his resignation as Executive Vice President of the Company on January 18, 2000, Mr. W. Blair Waltrip had a three year employment agreement with the Company. In connection with the resignation, the Company modified Mr.
W. Blair Waltrip's employment agreement and agreed to provide or pay Mr. Waltrip
(i) salary of $475,000 per year until December 31, 2002, (ii) the sum of $2,102,471 in lieu of bonuses, (iii) the value in cash Mr. Waltrip would have accrued under the Cash Balance Plan and the SERP for Senior Officers had he remained an employee through December 31, 2002, (iv) interest reimbursement for Mr. Waltrip's loan described hereinabove in the fifth paragraph under this section "Certain Transactions," (v) continuation of his Company stock options in accordance with their terms, and (vi) continuation of medical and life insurance benefits through December 31, 2002. The Company elected to enforce Mr. W. Blair Waltrip's post-employment non-competition obligations for the period from January 1, 2003 until December 31, 2005, during which the Company will make non-competition payments of $475,000 per year. Mr. W. Blair Waltrip remains a director of the Company.

     A Company lending subsidiary previously provided various types of financing in the funeral and cemetery industry, including loans to certain employees and directors of the Company. Although the lending subsidiary no longer makes new loans, during 2000, the lending subsidiary had outstanding loans of $60,000 or more to officers and directors as set forth below.

     Gregory L. Cauthen, former Senior Vice President Financial Services of the Company, paid off in 2000 a mortgage loan at 7.10% interest, of which the largest balance in 2000 was $135,585.

     Anthony L. Coelho, a member of the Board of Directors of the Company, paid off in 2000 a mortgage loan at 7.20% interest, of which the largest balance in 2000 was $293,657.

     J. Daniel Garrison, Vice President Cemetery Operations for North America of the Company, paid off in 2000 a mortgage loan at 7.05% interest, of which the largest balance in 2000 was $215,089.

     Lowell A. Kirkpatrick, Jr., Vice President Operational Management Systems of the Company, paid off in 2000 a mortgage loan at 6.50% interest, of which the largest balance in 2000 was $688,228.

     Stephen M. Mack, Vice President Domestic Operations, has a loan for personal use at the prime rate, of which the largest balance in 2000 was $325,000 and the year end balance was $225,000.

     Jerald L. Pullins, President and Chief Operating Officer of the Company, paid off in 2000 a mortgage loan at 7.00% interest, of which the largest balance in 2000 was $489,511.

     Michael R. Webb, Vice President Corporate Development of the Company, paid off in 2000 a mortgage loan at 7.10% interest, of which the largest balance in 2000 was $290,014.

     The Company has entered into transactions with J. P. Morgan & Co. Incorporated or its subsidiaries (collectively, "Morgan"), which held more than 5% of the outstanding shares of Common Stock of the Company during January and February 2000. Morgan's ownership decreased below 5% in February 2000 and, accordingly, information concerning the Company's transactions with Morgan is not provided for any period after February 2000.

     Prior to January 2000, the Company and Morgan had been engaged in various derivatives transactions, including interest rate swaps and cross-currency rate swaps. The swaps had been entered at various times from 1993 to 1998 and had maturities ranging to 2010. In January 2000, the Company and Morgan engaged in 14 transactions to terminate swaps, which resulted in a net payment to SCI, in the amount of $15,228,265, representing the swaps' aggregate net fair value at termination. As of January 31, 2000, the Company terminated all swaps with Morgan.

     Morgan had two embedded options related to the issuance of certain SCI debt securities that had a value to Morgan of $9,005,632 as of February 29, 2000. In accordance with the agreement, the Company has provided to Morgan collateral in the amount of this option.

     For the first two months of 2000, the Company paid fees aggregating $123,420 for investment management services provided by Morgan.

     Various institutions, including Morgan, were lenders under the Company's short-term revolving credit agreement executed in November 1999, which matured October 30, 2000. As a lender, Morgan accrued $117,435 in fees under the agreement during January and February 2000.

     Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHMS") is a holder of more than 5% of the outstanding shares of Common Stock of the Company. During 2000, BHMS was also an investment manager of portfolios of independent trusts which hold funds collected by the Company in connection with preneed funeral sales and preneed cemetery sales. Such trusts are prohibited from investing in SCI stock or other SCI securities. During 2000, BHMS managed on average approximately $93,600,000 for such trusts and was managing approximately $108,549,000 at the end of 2000. For such services, such trusts paid fees of $303,305 to BHMS for 2000. It is expected that BHMS will continue managing such trusts during 2001.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The table below sets forth information with respect to any person who is known to the Company as of March 22, 2001 to be the beneficial owner of more than five percent of the Company's Common Stock.

                                                                 AMOUNT
                      NAME AND ADDRESS                        BENEFICIALLY   PERCENT
                    OF BENEFICIAL OWNER                          OWNED       OF CLASS
                    -------------------                       ------------   --------
Barrow, Hanley, Mewhinney & Strauss, Inc. ..................   26,128,700(1)   9.5%
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204-2429
Brandes Investment Partners, L.P., Brandes Investment
  Partners, Inc., Brandes Holdings, L.P.,...................   16,032,495(2)   5.8%
  Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby
  11988 El Camino Real, Suite 500
  San Diego, California 92130
Capital Research and Management Company.....................   23,688,230(3)   8.6%
  333 South Hope Street
  Los Angeles, California 90071
Putnam Investments, LLC., Marsh & McLennan Companies, Inc.,
Putnam Investment Management, LLC and The Putnam Advisory
  Company, LLC..............................................   16,134,200(4)   5.9%
  One Post Office Square
  Boston, Massachusetts 02109
Vanguard Windsor Funds -- Vanguard Windsor II Fund
  ("Windsor")...............................................   24,745,700(5)   9.1%
  P. O. Box 2600
  Valley Forge, Pennsylvania 19482

---------------

(1) Based on a filing made by Barrow, Hanley, Mewhinney & Strauss, Inc. on February 12, 2001, which reported sole voting power for 122,300 shares, shared voting power for 26,006,400 shares, sole investment power for 26,128,700 shares and shared investment power for no shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 24,745,700 shares reported in the table as beneficially owned by Windsor, for whom BHMS is an investment manager.

(2) Based on a filing made by the named companies and persons on February 14, 2001, which reported sole voting power for no shares, shared voting power for 9,891,927 shares, sole investment power for no shares and shared investment power for 16,032,495 shares.

(3) Based on a filing made by Capital Research and Management Company on February 12, 2001, which reported sole voting power for no shares, shared voting power for no shares, sole investment power for 23,688,230 shares and shared investment power for no shares.

(4) Based on filings made by the named companies on February 22, 2001, which reported sole voting power for no shares, shared voting power for 8,500 shares, sole investment power for no shares and shared investment power for 16,134,200 shares.

(5) Based on a filing made by Vanguard Windsor Funds -- Vanguard Windsor II Fund on February 14, 2001, which reported sole voting power for 24,745,700 shares, shared voting power for no shares, sole investment power for no shares and shared investment power for 24,745,700 shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 24,745,700 shares reported in the table as beneficially owned by Windsor, for whom BHMS is an investment manager.

     The table below sets forth, as of March 22, 2001, the amount of the Company's Common Stock beneficially owned by each Named Executive, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

                                                                 AMOUNT
                                                              BENEFICIALLY      PERCENT
                NAME OF INDIVIDUAL OR GROUP                     OWNED(1)        OF CLASS
                ---------------------------                   ------------      --------
R. L. Waltrip...............................................    4,687,524(2)      1.6%
B. D. Hunter................................................      342,188(3)        *
Jerald L. Pullins...........................................    1,169,188(4)        *
Jeffrey E. Curtiss..........................................      134,883(5)        *
James M. Shelger............................................      437,274(6)        *
Anthony L. Coelho...........................................       25,198           *
Jack Finkelstein............................................      396,790(7)        *
A. J. Foyt, Jr. ............................................       54,085(8)        *
James H. Greer..............................................       55,471           *
Victor L. Lund..............................................        3,000           *
John W. Mecom, Jr. .........................................       17,000           *
Clifton H. Morris, Jr. .....................................       36,684(9)        *
E. H. Thornton, Jr. ........................................      116,728           *
W. Blair Waltrip............................................    2,612,066(10)       *
Edward E. Williams..........................................      103,316           *
Executive Officers and Directors as a Group (25 persons)....   10,958,336(11)     3.8%

---------------

 *   Less than one percent

(1) For each of Messrs. Coelho, Finkelstein, Foyt, Greer, Lund, Mecom, Morris, Thornton, W. Blair Waltrip and Williams, the amounts include 3,000 shares held under the 1995 Stock Plan for Non-Employee Directors, and each such director has sole voting and shared investment power with respect to such shares.

(2) Includes 468,384 shares held in trusts (under one of which trusts Mr. R. L. Waltrip's wife is a beneficiary) under which Mr. R. L. Waltrip's three children, as trustees, share voting and investment powers. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote
     (10). The information herein regarding ownership of equity securities by the trusts is for informational purposes only and is not to be construed as a statement that Mr. R. L. Waltrip is a beneficial owner of any such securities, as any beneficial ownership thereof is expressly disclaimed by Mr. R. L. Waltrip. Also includes 3,751,834 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(3) Includes 79,343 shares held directly by Mr. Hunter, 38,408 shares indirectly controlled by Mr. Hunter (of which Mr. Hunter disclaims beneficial ownership) and 20,000 shares held by Mr. Hunter's Individual Retirement Account. Also includes 200,000 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(4) Includes 15,160 shares held by a trust of which Mr. Pullins' wife is trustee for the benefit of Mr. Pullins' children. Mr. Pullins disclaims beneficial ownership of such shares. Also includes 836,665 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(5) Includes 10,000 shares which are held in a revocable trust of which Mr. Curtiss is trustee. Also includes 66,666 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(6) Includes 303,332 shares which may be acquired by Mr. Shelger upon exercise of stock options exercisable within 60 days.

(7) Includes 387,408 shares held in trusts for the benefit of other family members and/or himself, and 8,500 shares held by a charitable foundation of which Mr. Finkelstein is President. As trustee,

     Mr. Finkelstein has sole voting and investment power with respect to 296,874 shares and shared voting and investment power with respect to 90,534 shares. Mr. Finkelstein disclaims beneficial ownership as to 99,034 shares held in such trusts and by the foundation.

(8) Includes 17,885 shares held by Mr. Foyt as custodian for family members. Mr. Foyt has sole voting and investment power for such shares and disclaims beneficial ownership of such shares. Also includes 200 shares owned by Mr. Foyt's wife.

(9) Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(10) Includes 130,204 shares held in a trust for the benefit of Mr. W. Blair Waltrip, 1,072,224 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 88,933 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (2). Also includes 804,185 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(11) Includes 6,500 restricted shares held by three persons under Company stock plans, as well as 6,978,829 shares which may be acquired upon exercise of stock options exercisable within 60 days.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected PricewaterhouseCoopers LLP ("PwC") to serve as the independent accountants for the Company for the fiscal year ending December 31, 2001. PwC and its predecessors have audited the Company's accounts since 1993. A representative of PwC is expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions at such meeting.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is responsible for providing oversight of the Company's financial reporting process as set forth in the Company's Audit Committee Charter. Each member of the Audit Committee is independent as defined by the New York Stock Exchange rules. A copy of the Audit Committee Charter adopted by the Board of Directors is attached to this Proxy Statement as Annex C.

     The Audit Committee has reviewed and discussed the audited financial statements with management of the Company; discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as modified or supplemented; received a written disclosure letter from the Company's independent accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented, and has discussed with the independent accountants the independent accountant's independence; and based on the preceding review and discussions contained in this paragraph, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the 2000 fiscal year for filing with the Securities and Exchange Commission.

     Audit Fees: Aggregate fees and costs billed to the Company by PwC for professional services rendered for the audit of financial statements for the fiscal year ended December 31, 2000 and for reviewing the financial statements included in the Company's Form 10-Qs for the fiscal year ended December 31, 2000 were $2,350,430.

     Financial Information Systems Design and Implementation Fees: Aggregate fees and costs billed by PwC to the Company for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (relating to financial information systems design and implementation) rendered by PwC for the fiscal year ended December 31, 2000 were $1,420,745.

     All Other Fees: Aggregate fees and costs billed to the Company for services rendered by PwC for the fiscal year ended December 31, 2000, other than audit and financial information systems design and implementation services, were $5,565,579.

     The Audit Committee has determined that the provision of services covered by the two preceding paragraphs is compatible with maintaining the principal accountant's independence from the Company.

                                            AUDIT COMMITTEE:
                                              Clifton H. Morris, Jr., Chairman
                                              Jack Finkelstein
                                              Victor L. Lund
                                              E. H. Thornton, Jr.
                                              Edward E. Williams

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that Stephen M. Mack, Vice President Domestic Operations, filed late one Form 4 in 2000 reporting one transaction in 1999, John W. Mecom, Jr., a director, filed late one Form 5 in 2001 reporting one transaction in 2000, and Thomas L. Ryan, Vice President International Operations, filed late two Form 4 amendments reporting one transaction in 1999 and one transaction in 2000.

PROXY SOLICITATION

     In addition to solicitation by mail, further solicitation of proxies may be made by mail, facsimile, telephone, telegraph or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefor, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners. In addition, the Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies from shareholders generally in connection with the Annual Meeting of Shareholders. Such solicitations may be by mail, facsimile, telephone, telegraph or personal interview. The fee of such firm is not expected to exceed $12,000 plus reimbursement for reasonable expenses.

OTHER BUSINESS

     The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal to be presented by a shareholder at the Company's 2002 Annual Meeting of Shareholders scheduled to be held on May 9, 2002 must be received by the Company by December 14, 2001, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.

     Pursuant to the Company's Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company's 2002 Annual Meeting of Shareholders scheduled to be held on May 9, 2002 in a form other than a shareholder proposal in accordance with the preceding paragraph must give written notice in accordance with the Bylaws that is received by the Company, addressed to the Secretary, no earlier than

January 10, 2002 and no later than January 30, 2002. Any notice pursuant to this or the preceding paragraph should be addressed to the Secretary of the Company, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.

     It is important that proxies be returned to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

                                            Service Corporation International
                                            1929 Allen Parkway
                                            P.O. Box 130548
                                            Houston, Texas 77219-0548

                                            April 13, 2001

                                    ANNEX A

                       SERVICE CORPORATION INTERNATIONAL
                   2001 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

1. PURPOSE

     The purpose of the Service Corporation International 2001 Stock Plan for Non-Employee Directors (the "Plan") is to provide a means through which Service Corporation International, a Texas corporation (the "Company"), may attract able persons who are not employees to serve as directors of the Company and to provide a means whereby those non-employee directors whose present and potential contributions to the welfare of the Company are essential, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to serve as directors. So that the incentive can be provided each non-employee director, the Plan provides for granting Restricted Stock Awards.

2. DEFINITIONS

     The following definitions shall be applicable throughout the Plan:

          (a) "Award" means any Restricted Stock Award.

          (b) "Board" means the Board of Directors of Service Corporation International.

          (c) "Change of Control" shall be deemed to have occurred in the event
     (i) a change in the ownership of Common Stock occurs where a corporation, person or group acting in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), holds or acquires beneficial ownership of more than 20% of outstanding shares of Common Stock within the meaning of Rule 13d-3 promulgated under the Exchange Act and after having been advised that such ownership level has been reached, the Board does not, within 90 days, adopt a resolution specifically approving the acquisition of that level of Common Stock by such persons, or (ii) during any consecutive twelve-month period, a change in one-third of the members of the Board occurs.

          (d) "Code" means the Internal Revenue Code of 1986. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

          (e) "Common Stock" means the common stock of Service Corporation International.

          (f) "Company" means Service Corporation International.

          (g) "Forfeiture Restriction" means the prohibition against transfer of and the obligation to forfeit and surrender shares of Common Stock to the Company upon the occurrence of certain specified events.

          (h) "Forfeiture Restriction Period" means the period of time during which Forfeiture Restrictions imposed with respect to an Award are in effect.

          (i) "Holder" means a non-employee director or a non-employee director emeritus of the Company who has been granted an Award.

          (j) "Personal Representative" means the person or persons who upon the death, disability or incompetency of a Holder shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to an Award, theretofore granted or made to such Holder.

          (k) "Plan" means the Service Corporation International 2001 Stock Plan for Non-Employee Directors.

3. EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall become effective upon approval by the shareholders of Service Corporation International at the annual meeting of shareholders to be held May 10, 2001, or any adjournment thereof. No further Awards may be granted under the Plan after December 31, 2005. The Plan shall remain in effect until all Forfeiture Restrictions imposed upon outstanding Awards have been eliminated or have resulted in a forfeiture of Common Stock subject to an Award.

4. ADMINISTRATION

     (a) Board of Directors. The Plan shall be administered by the Board. The Board shall act by majority action at a meeting, except that action permitted to be taken at a meeting may be taken without a meeting if written consent thereto is given by all members of the Board.

     (b) Powers. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the eligibility or selection of directors or directors emeritus to receive Awards under the Plan, the timing of such Awards or the Forfeiture Restrictions and Forfeiture Restriction Periods. The determination of the Board in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its shareholders and persons granted Awards under the Plan. Each Award under this Plan shall be evidenced by a written agreement in such form as the Board shall from time to time approve. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas.

5. RESTRICTED STOCK AWARDS; SHARES SUBJECT TO THE PLAN

     (a) Stock Grant Limit. Awards will be granted to non-employee directors and directors emeritus eligible for participation in the Plan in accordance with the provisions of Section 6. Subject to Section 8, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 700,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award is forfeited or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award.

     (b) Stock Offered. The stock to be granted constituting an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.

6. ELIGIBILITY

     Awards may be granted only to directors or directors emeritus of the Company who, at the time of grant, are not employees of the Company or of any subsidiary of the Company. Awards may not be granted to any person who is an employee of the Company or of any subsidiary of the Company.

7. RESTRICTED STOCK AWARDS

     (a) Awards. The Board shall grant to each eligible director and director emeritus on the second Thursday in May of each year, beginning on May 10, 2001, Awards for such number of shares of Common Stock as determined by the Board, but which amount shall not exceed 15,000 shares per director in any year. Each Award shall have a Forfeiture Restriction Period which shall expire as of the second Thursday in May of the year following the year of the grant. The Forfeiture Restriction Period applicable to a particular Award shall not be changed except as permitted by Section 8, unless death, total and permanent disability or a Change of Control occurs. If a Change of Control occurs, the Forfeiture Restriction Period for all Awards shall expire and the Forfeiture Restrictions imposed with respect to all Awards shall lapse immediately upon occurrence of the Change of Control. In the event of termination of service by reason of death or the total and permanent disability of a director, the Forfeiture Restriction Period for such director's Awards shall expire and the Forfeiture Restrictions imposed with respect to such director's Awards shall lapse immediately.

     (b) Other Terms and Conditions. Common Stock awarded pursuant to an Award shall be represented by a stock certificate registered in the name of the Holder of such Award. The Holder shall have the right to receive dividends during the Forfeiture Restriction Period, to vote Common Stock subject thereto and to enjoy all other shareholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restriction Period shall have expired, (ii) the Company shall retain custody of the stock during the Forfeiture Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock during the Forfeiture Restriction Period, and (iv) a breach of any of the terms and conditions of the Award shall cause a forfeiture of the Award in accordance with the Forfeiture Restrictions.

     (c) Payment for Restricted Stock. A Holder shall not be required to make any payment for Common Stock received pursuant to an Award, except to the extent otherwise required by law.

8. CHANGE IN CAPITAL STRUCTURE

     In the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations or other relevant changes in capitalization occurring after the date hereof, the aggregate number of shares remaining available under the Plan shall be appropriately adjusted as hereinafter described. If after the date of adoption of this Plan the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on the Common Stock, the number of shares of Common Stock remaining available for the grant of future Awards (i) in the event of an increase in the number of outstanding shares shall be proportionately increased and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced.

9. AMENDMENT OF THE PLAN

     The Board may suspend or terminate the Plan or revise or amend it in any respect at any time.

10. EFFECT OF THE PLAN

     (a) No Right to an Award. Neither the adoption of the Plan or any action of the Board shall be deemed to give a director a right to an Award or any other rights hereunder except as may be evidenced by an Award duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth herein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any award.

     (b) No Employment Rights Conferred.  Nothing contained in the Plan shall
(i) confer upon any director any right with respect to continuation of service as a director with the Company or (ii) interfere in any way with the right of the Company to terminate his or her service at any time.

     (c) Other Laws; Withholding. The Company shall not be obligated to issue any shares of Common Stock until there has been compliance with such laws and regulations as the Company may deem applicable. No fractional shares of Common Stock shall be delivered. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

                                    ANNEX B

                       SERVICE CORPORATION INTERNATIONAL
                               DIRECTOR FEE PLAN

1. PURPOSE

     This Service Corporation International Director Fee Plan (the "Plan") is hereby established by Service Corporation International (the "Company") to enable the Company to pay part of the compensation of its directors in shares of the Company's common stock, par value $1.00 per share ("Stock").

2. ELIGIBILITY

     Each director or director emeritus (a "Director") of the Board of Directors of the Company (the "Board") shall be eligible for participation in the Plan.

3. ADMINISTRATION

     The Board shall have full power and authority to construe, interpret and administer the Plan. Decisions of the Board shall be final, conclusive and binding on all parties.

4. DIRECTOR FEE PAYMENTS

     4.1 The annual retainer and meeting fees for Board and committee meetings payable by the Company to each Director shall be established from time to time by the Board. The annual retainer fees shall be payable to each Director for service as a director from April 1 of any year through March 31 of the following year.

     4.2 The fee for attendance at each regular Board or committee meeting shall be paid in cash on the date of such Board or committee meeting. The fee for attendance at each special Board or committee meetings shall be paid in cash as soon as reasonably practicable after such special Board or committee meeting.

     4.3 The annual retainer fee shall be paid on the first business day following the annual shareholders meeting (the "Payment Date"). The annual retainer fee shall be paid in the form of, at the election of each director, shares of Stock or deferred stock units ("Units"). Each payment of Stock or Units will be fully vested and the value of such Stock or Units will be equal to four quarterly retainer fees. Prior to April 1 of any year, each director shall elect (the "Annual Election") to have such payment of annual retainer fees made in shares of Stock or Units. Failure to elect a deferral of the annual retainer fees by a Director in any year shall result in the annual retainer fees being paid in shares of Stock in such year.

     4.4 The number of shares of Stock to be issued to each Director shall be determined by dividing the amount of the annual retainer fee by the Fair Market Value on the Payment Date; provided, however, that no fractional shares shall be issued and, in lieu thereof, the number of shares in the Stock payment shall be rounded up to the next whole number of shares. "Fair Market Value" on any Payment Date shall mean the average of the high and low sale prices of the Stock on the principal securities exchange on which the Stock is listed, or if not so listed, on the principal securities market on which the Stock is traded.

     4.5 If a Director elects to receive payment of annual retainer fees in Units, an account or accounts (a "Director's Unit Account") will be established with the Company in the name of such director. Such Director's Unit Account will be credited with the hypothetical number of Units, rounded up to the next whole Unit, determined by dividing the amount of annual retainer fees deferred by the Fair Market Value on the Payment Date. As of each of the Company's cash dividend payment dates, each Director's Unit Account shall be credited with the number of shares of Stock that could be purchased, based on the Fair Market Value of the Stock on the record date for such cash dividend, with an amount equal to the cash dividends that would be payable on the number of shares of Stock that equals the number of Units in the Director's Unit Account. The number of Units in a Director's Unit Account shall also be adjusted by the Board in its sole discretion to recognize the effect that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation or any other corporate transaction or event having an effect similar to any of the foregoing.

5. DISTRIBUTION

     5.1 Distribution of a Director's Unit Account to a Director is intended to begin after termination of service as a director, whether through retirement or otherwise, unless a Director has indicated in such Director's Annual Election a specified date for such distribution to occur. If a Director has selected the distribution of the Director's Unit Account to begin after termination of service as a director, distributions shall commence on June 15 following a Director's termination of service.

     5.2 In each Annual Election, a Director shall elect the manner of distributions from the Director's Unit Account, which election shall be either
(a) in a single lump sum payment or (b) in approximately equal annual installments over a period of 10 years.

     5.3 Distributions from a Director's Unit Account shall be made in whole shares of Stock based on the number of shares equal to the whole number of Units credited to the Director's Unit Account. No fractional shares shall be distributed and any account balance remaining after a distribution of Stock shall be paid in cash.

     5.4 Distributions from a Director's Unit Account shall be made in accordance with the Director's Annual Elections unless the Board determines that distributions should be made at different times or in a different manner. A Director may request that amounts credited to the Director's Unit Account (except any amounts which were deferred in the calendar year in which the request for distribution is submitted) be distributed during the Director's term of office as a director of the Company, or that the time or manner of distribution selected in previously executed Annual Elections be changed. Any such request must be submitted to the Board no later than December 1 of the year prior to the year in which the change in the time or manner of distribution is to be made, must set forth the reason for such change, and is subject to approval by the Board in its sole and absolute discretion.

6. RIGHTS AS A STOCKHOLDER

     A Director shall not be deemed for any purpose to be, or have any rights as, a stockholder of the Company with respect to any Stock issued under this Plan until such Director shall have become the holder of record of such Stock.

7. CONTINUATION OF DIRECTORS IN SAME STATUS

     Nothing in this Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that a Director will have any right to continue as a Director or in any other capacity for any period of time or receive a particular fee or other compensation for services as a Director or otherwise.

8. SHARES SUBJECT TO THE PLAN

     8.1 Subject to adjustment as provided in Section 8.2 hereof, the aggregate number of shares of Stock which may be issued or deferred under the Plan shall not exceed 700,000 shares. Shares of Stock to be issued under the Plan may be authorized but unissued Stock or Stock from issued shares of Stock reacquired by the Company and held in treasury.

     8.2 The Board may make or provide for such adjustments in the maximum number of shares of Stock specified in Section 8.1 hereof or such other adjustments as the Board in its sole discretion may determine are appropriate to recognize the effect that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation or any other corporate transaction or event having an effect similar to any of the foregoing.

9. TERMINATION AND AMENDMENTS

     The Board of Directors may terminate the Plan at any time or from time to time amend the Plan.

10. COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS

     No certificate for shares of Stock distributable pursuant to the Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements, including, without limitation, compliance with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges on which the Stock may, at the time, be listed.

11. TERM OF THE PLAN

     The Plan shall be effective as of the date it is approved by the Board, and the first payment of Stock or Units will occur on the first Payment Date occurring in the year 2001. This Plan shall remain in effect until terminated by action of the Board or the stockholders of the Company.

12. RULE 16B-3 COMPLIANCE

     It is the intention of the Company that all transactions under the Plan be exempt from liability imposed by Section 16(b) of the Securities Exchange Act of 1934, as amended. Therefore, if any transaction under this Plan is found not to be in compliance with an exemption from such Section 16(b), then the provision of the Plan governing such transaction shall be deemed amended so that the transaction does comply and is so exempt, to the extent permitted by law and deemed advisable by the Board, and in all events the Plan shall be construed in favor of meeting the requirements of an exemption.

     Adoption:

          Board of Directors Meeting held February 14, 2001.

          Amended on March 29, 2001.

                                    ANNEX C

                       SERVICE CORPORATION INTERNATIONAL
                            AUDIT COMMITTEE CHARTER

PURPOSE

     The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics program as established by management and the Board.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

     The Committee shall review the adequacy of this Charter on an annual basis.

MEMBERSHIP

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

     Accordingly, all of the members will be directors:

          1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

          2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

KEY RESPONSIBILITIES

     The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information about the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditors' work.

     The following functions shall be performed on a recurring basis by the Committee in carrying out its oversight responsibilities. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate, given the circumstances.

     - The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ('SAS') No. 61.

     - As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with

       Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

     - The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

     - The Committee shall review the activities, organizational structure and effectiveness of the internal audit function and concur in the appointment, replacement, reassignment, or dismissal of the director of internal audit.

     - The Committee shall review the program for monitoring compliance with the code of conduct and periodically obtain updates from management and general counsel regarding compliance.

     - The Committee shall meet with the external auditors, director of internal audit, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

     - The Committee shall ensure that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis.

     - The Committee shall review, with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements.

     - The Committee shall review the policies and procedures in effect for considering officers' expenses and perquisites.

     - The Committee shall:

      - request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Boards Standard Number 1;

      - discuss with the outside auditors any such disclosed relationships and their impact on the outside auditors' independence; and

      - recommend that the Board take appropriate action in response to the outside auditors' report to satisfy itself of the auditors' independence.

     - The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditors.

     - The proceedings of all meetings will be documented in minutes, which will be approved by the Audit Committee and presented at meetings of the full Board of Directors.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's compliance policies.

                  [SERVICE CORPORATION INTERNATIONAL LOGO(R)]

                       Service Corporation International
                               1929 Allen Parkway
                                P.O. Box 130548
                           Houston, Texas 77219-0548

                       SERVICE CORPORATION INTERNATIONAL
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 10, 2001

     The undersigned hereby appoints Robert L. Waltrip, Jeffrey E. Curtiss and James M. Shelger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution,for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company ") to be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas 77090 on Thursday, May 10, 2001, at 10:00 a.m., Houston time, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE 2001 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS AND FOR APPROVAL OF THE DIRECTOR FEE PLAN.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
    PROMPTLY USING THE ENCLOSED ENVELOPE.

                                               SERVICE CORPORATION INTERNATIONAL
                                               P.O. BOX 11416
                                               NEW YORK, N.Y. 10203-0416


(Continued and to be dated and signed on the reverse side.)

                           o Detach Proxy Card Here o
--------------------------------------------------------------------------------

1. ELECTION OF DIRECTORS         FOR all nominees        [X]       WITHHOLD AUTHORITY to vote        [X]     *EXCEPTIONS    [X]
                                 listed below                      for all nominees listed below.

Nominees: B.D. Hunter, John W. Mecom, Jr. and Victor L. Lund
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


*Exceptions:
            --------------------------------------------------------------------

2. Approval of the 2001 Stock Plan for Non-Employee Directors.        3. Approval of the Director Fee Plan

   FOR     [X]      AGAINST    [X]        ABSTAIN    [X]                 FOR     [X]      AGAINST    [X]        ABSTAIN    [X]



                                                                                         Change of Address and
                                                                                         or Comments Mark Here       [X]


                                                                                The undersigned acknowledges receipt of the
                                                                                Notice of Annual Meeting of Shareholders and
                                                                                of the Proxy Statement

                                                                                Dated:                                , 2001
                                                                                      --------------------------------
                                                                                                                      (SEAL)
                                                                                --------------------------------------
                                                                                              Signature
                                                                                                                      (SEAL)
                                                                                --------------------------------------
                                                                                       Signature if held jointly

                                                                                Please sign exactly as the name appears
                                                                                hereon. Joint owners should each sign
                                                                                personally. Where applicable, indicate your
                                                                                official position or representation
                                                                                capacity.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED       VOTES MUST BE INDICATED (X) IN BLACK OR
ENVELOPE.                                                                       BLUE INK. [X]


                               PLEASE DETACH HERE
               o YOU MUST DETACH THIS PORTION OF THE PROXY CARD o
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE

                                      3618